Exhibit 10.1

CREDIT AGREEMENT

Dated as of August 31, 2005

among

NEWTEK SMALL BUSINESS FINANCE, INC.

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Lender

(continued)

-i-

(continued)

-ii-

(continued)

-iii-

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Intentionally Omitted
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections — Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 11.10)	-	Notice Addresses
[the following Exhibits and Disclosure Schedules have been omitted]
Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 6.3	-	Form of Intercompany Note
Exhibit A	-	Approved Forms
Exhibit F	-	Form of Note Sale Report
Schedule 1.1	-	Lender’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices; Collateral Locations; FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens
Disclosure Schedule 6.13	-	Restricted Payments

Exhibit 10.1

This CREDIT AGREEMENT (this “Agreement”), dated as of August 31, 2005 among NEWTEK SMALL BUSINESS FINANCE, INC., a New York corporation (“Borrower”); the other Credit Parties signatory hereto; and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), as Lender.

RECITALS

WHEREAS, Borrower has requested that Lender extend a revolving credit facility to Borrower of up to Seventy-Five Million Dollars ($75,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrower and to provide (a) working capital financing for Borrower, (b) funds to finance SBA 7(a) Note Receivables and other general corporate purposes of Borrower, (c) to redeem up to $1,500,000 of Borrower Preferred Stock, and (d) funds for other purposes permitted hereunder; and for these purposes, Lender is willing to make certain loans to Borrower of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Lender a security interest in and lien upon all of its existing and after-acquired personal property (other than Borrower’s SBA Lender’s License and its rights to any Servicing Fee); and

WHEREAS, Newtek Business Services, Inc., a New York corporation (“Parent”), is willing to guarantee all of the obligations of Borrower to Lender under the Loan Documents and to pledge to Lender all of the Stock which it owns of Small Business Lending, Inc., a Delaware corporation (“Intermediate Parent”), to secure such guaranty, and Intermediate Parent is willing to guarantee all of the obligations of Borrower to Lender under the Loan Documents and to pledge to Lender all of the Stock of Borrower and its other Subsidiaries and to grant to Lender a Lien upon all of its other existing and after-acquired personal property to secure such guaranty; and

WHEREAS, capitalized terms used in this Agreement (including the Recitals) shall have the meanings ascribed to them in Annex A, and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF CREDIT.

1.1 Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, Lender agrees to make available to Borrower from time to time until the Commitment Termination Date advances (each,

a “Revolving Credit Advance”). Until the Commitment Termination Date, Borrower may borrow, repay and reborrow under this Section 1.1(a); provided that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability at such time. Borrowing Availability may be reduced by Reserves imposed by Lender in its reasonable credit judgment. Each Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Lender identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 11:00 a.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 11:00 a.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Lender. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

(ii) Borrower shall execute and deliver to Lender a note to evidence the Revolving Loan Commitment. Such note shall be dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (the “Revolving Note”). The Revolving Note shall represent the obligation of Borrower to pay the amount of the Revolving Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b) Intentionally Omitted.

(c) Reliance on Notices. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Lender to be genuine. Lender may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Lender has actual knowledge to the contrary.

1.2 Intentionally Omitted.

1.3 Prepayment.

(a) Voluntary Prepayments; Reductions in Revolving Loan Commitment. Borrower may at any time on at least five (5) days’ prior written notice to Lender permanently reduce (but not terminate) the Revolving Loan Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than $50,000,000, and (C) after giving effect to such reductions, Borrower shall comply with Section 1.3(b)(i). In addition, Borrower may at any time on at least ten (10) days’ prior written notice to Lender terminate the Revolving Loan Commitment, provided that upon such termination the Revolving Loan and other Obligations shall be immediately paid in full. Any such voluntary prepayment and any such reduction or termination of the Revolving

Loan Commitment must be accompanied by the payment of the Fee required by Section 1.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances, shall be permanently reduced or terminated, as the case may be.

(b) Mandatory Prepayments.

(i) If at any time the outstanding balance of the Revolving Loan exceeds the lesser of (A) the Revolving Loan Commitment and (B) the Borrowing Base, Borrower shall immediately repay the aggregate outstanding Revolving Loan to the extent required to eliminate such excess.

(ii) Immediately upon receipt by any Credit Party of cash proceeds of any asset disposition, including any Permitted Disposition, Borrower shall prepay the Revolving Loan in an amount equal to all such adjustment payments or proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, relating to costs, fees and expenses meeting the standard specified in Section 6.4(a) or paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c) below.

(iii) If any Credit Party issues Stock or incurs any Indebtedness (other than Indebtedness permitted by Section 6.3), no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Revolving Loan in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable fees meeting the standard specified in Section 6.4(a) or paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c) below.

(c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Revolving Loan; and last, to the outstanding principal balance of the Revolving Loan until the same shall has paid in full. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

(d) Application of Prepayments from Insurance and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(b) or (c), and from casualties or losses to Equipment, Fixtures and Real Estate shall be applied to the Revolving Loan. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

(e) Nothing in this Section 1.3 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4 Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Loan solely for the Refinancing (and to pay any related transaction expenses), to finance SBA 7(a) Note Receivables, to redeem up to $1,500,000 of Borrower Preferred Stock and for the financing of Borrower’s ordinary working capital and general corporate needs. Disclosure Schedule (1.4) contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Revolving Credit Advances to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5 Interest and Applicable Margins.

(a) Borrower shall pay interest to Lender in arrears on each applicable Interest Payment Date, at the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.50%
Applicable Revolver LIBOR Margin	2.75%

The Applicable Margins may be adjusted by reference to the following grids:

If the Fixed Charge Coverage Ratio is:	Level of Applicable Margins:
< 1.30:1.00	Level I
≥ 1.30:1.00, but ≤1.80:1.00	Level II
> 1.80:1.00	Level III

High to Low

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	0.75%	0.50%	0.25%
Applicable Revolver LIBOR Margin	3.00%	2.75%	2.50%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending June 30, 2006 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lender of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Lender a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to deliver timely such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

(b) If any payment on the Revolving Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Lender on the basis of a 360 day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Lender of an interest rate hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default under Sections 8.1(a), (h) or (i) has occurred and is continuing or so long as any other Event of Default has occurred and is continuing, and at the election of Lender after written notice from Lender to Borrower, the interest rates applicable to the Revolving Loan shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Lender elects to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable in arrears upon demand.

(e) Subject to the conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any portion of the outstanding Revolving Loan from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of the Revolving Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period, and the succeeding LIBOR Period of that continued Revolving Loan shall commence on the first day after the last day of the LIBOR Period of the Revolving Loan to be continued. Any portion or portions of the outstanding Revolving Loan having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each

LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Lender in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6 Eligible SBA 7(a) Note Receivables. All of the SBA 7(a) Note Receivables owned by Borrower which are reflected in the most recent Borrowing Base Certificate delivered by Borrower to Lender shall be “Eligible SBA 7(a) Note Receivables” for purposes of this Agreement, except any SBA 7(a) Note Receivable to which any of the exclusionary criteria set forth below applies. Lender shall have the right to establish, modify or eliminate Reserves against Eligible SBA 7(a) Note Receivables from time to time in its reasonable credit judgment, including, without limitation the SBA Guaranty Reserve. In addition, Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible SBA 7(a) Note Receivables, in its reasonable credit judgment; provided that Lender shall provide five (5) days prior written notice to Borrower with respect to any adjustment of existing criteria or establishment of new criteria that would have the effect of making less credit available. Eligible SBA 7(a) Note Receivables shall not include any SBA 7(a) Note Receivable of Borrower:

(a) as to which all conditions precedent to the effectiveness of the SBA guaranty with respect to the applicable SBA 7(a) Loan have not been met;

(b) to the extent that the SBA 7(a) Loan has not been disbursed by Borrower to or for the account of the SBA 7(a) Loan Obligor; provided, that at the discretion of Lender, the disbursement requirements of this clause (b) may be deemed satisfied on the condition subsequent that the subject disbursements are actually made to the SBA 7(a) Loan Obligor on the same Business Day as the date of the applicable Revolving Credit Advance made hereunder;

(c) with respect to which Borrower has not perfected its security interests and Liens in all underlying collateral for the applicable SBA 7(a) Loan; provided, that at the discretion of Lender, the perfection requirements of this clause (c) may be deemed satisfied if escrow arrangements reasonably acceptable to Lender are in place to insure that all steps necessary for such perfection will be accomplished promptly, and in any event within seven (7) Business Days following the disbursement by Borrower of the proceeds of such SBA 7(a) Loan;

(d) with respect to which the applicable SBA 7(a) Loan does not conform to all requirements of the SBA applicable to the initial approval and guaranty by the SBA thereof;

(e) with respect to which the applicable SBA 7(a) Loan, SBA 7(a) Loan Notes or SBA 7(a) Note Receivable Documents do not comply in all material respects with Applicable Laws;

(f) with respect to which an event or condition has occurred that would release the SBA from its obligations to Borrower with respect to the applicable SBA 7(a) Loan, or the SBA has rejected the applicable SBA 7(a) Loan or the applicable SBA 7(a) Note Receivable Documents in any respect;

(g) with respect to which the applicable SBA 7(a) Loan was not originated by the Borrower or Commercial Capital Corp.;

(h) with respect to which the applicable SBA 7(a) Loan does not conform in all material respects to Borrower’s written credit and underwriting guidelines, including, without limitation, the Required Procedures as in effect on the date the applicable SBA 7(a) Loan was underwritten, copies of which have been previously delivered to Lender;

(i) with respect to which the insurance coverage required by the applicable SBA Note Receivable Documents has been cancelled or lapsed or Borrower has not been named as loss payee or additional insured, as applicable, with respect thereto;

(j) to the extent that the outstanding principal amount of any SBA 7(a) Guaranteed Note Receivable exceeded the maximum amount permitted by the SBA Act at the time the applicable SBA 7(a) Loan was underwritten;

(k) to the extent that the outstanding principal amount of any SBA 7(a) Non-Guaranteed Note Receivable exceeded the maximum amount permitted by the SBA Act at the time the applicable SBA 7(a) Loan was underwritten, or if the aggregate outstanding principal amount of both the SBA 7(a) Guaranteed Note Receivable portion and the SBA 7(a) Non-Guaranteed Note Receivable portion of the same SBA 7(a) Loan exceeded the maximum amount permitted by the SBA Act at the time the applicable SBA 7(a) Loan was underwritten, to the extent of such excess;

(l) with respect to which the applicable SBA 7(a) Loan Obligor is the subject of an insolvency proceeding or a case commenced under the Bankruptcy Code;

(m) with respect to which any payment of interest, principal or any other amount due under the applicable SBA 7(a) Loan is more than 60 days past due;

(n) with respect to which the applicable SBA 7(a) Loan is not a valid, legally enforceable obligation of the SBA 7(a) Loan Obligor or is subject to any offset or other defense on the part of such SBA 7(a) Loan Obligor or to any claim on the part of the SBA 7(a) Loan Obligor denying liability;

(o) with respect to which the subject SBA 7(a) Note Receivable is subject to any Lien, except for the Lien of Lender and the interest of the SBA pursuant to the applicable Loan Guaranty Agreement;

(p) to the extent that the subject SBA 7(a) Note Receivable has been sold pursuant to a Note Participation;

(q) with respect to which the applicable SBA 7(a) Loan is not evidenced by legal documentation in form and substance satisfactory to Lender; provided, that legal documentation that conforms in all material respects to forms provided by the SBA, standard forms of mortgages or deeds of trust provided by Borrower’s local counsel for use in specific jurisdictions, or other forms of documents previously approved by Lender shall be presumed to be satisfactory to Lender;

(r) with respect to which the applicable SBA 7(a) Loan is made to an employee, officer, agent, director, stockholder, or Affiliate of Borrower or any Affiliate of any thereof;

(s) with respect to which the applicable SBA 7(a) Loan has been turned over to the SBA or any other Person for servicing or collection;

(t) with respect to which the applicable SBA 7(a) Loan and the respective rights of the SBA, Lender, Borrower, and FTA with respect thereto are not subject to the terms of the Multi-Party Agreement or such other agreement with SBA and Borrower that Lender, in its sole discretion, deems acceptable;

(u) as to which any of the representations or warranties in the Loan Documents with respect to the SBA 7(a) Loan are untrue;

(v) to the extent that any SBA 7(a) Note Receivable together with all other SBA 7(a) Note Receivables in any one industry, as determined by the applicable NAICS four digit code (except for the Retail Trade industry which shall be measured for this purpose as independent industries under NAICS codes 44 and 45), exceeds ten percent (10%) as of the end of each Fiscal Quarter (or, collectively, with respect to the Full-Service Restaurant and Limited-Service Eating Places industries (NAICS codes 7221 and 7222), as of the end of each Fiscal Quarter, fifteen percent (15%); with respect to the Traveler Accommodation industry (NAICS code 7211), (i) as of the end of each Fiscal Quarter beginning September 30, 2005 through the Fiscal Quarter ending September 30, 2006, forty percent (40%), (ii) as of the end of each Fiscal Quarter beginning December 31, 2006 through the Fiscal Quarter ending September 30, 2007, thirty-five percent (35%), and (iii) as of the end of each Fiscal Quarter beginning December 31, 2007 and thereafter, thirty percent (30%); and, with respect to the Auto Repair and Maintenance (including car wash) industry (NAICS code 8111), (i) as of the end of each Fiscal Quarter beginning September 30, 2005 through the Fiscal Year ending September 30, 2006, twelve percent (12%), (ii) as of the end of each Fiscal Quarter beginning December 31, 2006 through the Fiscal Quarter ending September 30, 2007, eleven percent (11%), and (iii) as of the end of each Fiscal Quarter beginning December 31, 2007 and thereafter, ten percent (10%)) of all Eligible SBA 7(a) Note Receivables;

(w) as to which Lender’s Lien and any security in support thereof is not a first priority perfected Lien;

(x) with respect to which the SBA 7(a) Loan Note has been released from the possession of the FTA in excess of 10 calendar days or has been released from the possession of the FTA pursuant to the SBA’s prior written consent or instruction as contemplated by Section 8(e) of the Multi-Party Agreement;

(y) to the extent that any SBA 7(a) Note Receivable is in excess of a loan to collateral value ratio of 90%, as determined by Lender in a manner consistent with the Required Procedures;

(z) as to which any amounts payable have been deferred within the last ninety (90) days or as to which any amounts payable have been deferred more than twice within the last twelve (12) months;

(aa) with respect to any SBA Reduced Guaranty Receivable, to the extent of the SBA Reduced Guaranty Ineligible Amount;

(bb) with respect to which any SBA 7(a) Loan that is not secured by any SBA 7(a) Note Receivable Collateral other than a second priority Lien on commercial real property, to the extent that the sum of (i) the outstanding principal balance of such SBA 7(a) Loan, and (ii) the outstanding principal balance of the Indebtedness secured by the first priority Lien on such commercial real property, exceeds seventy percent (70%) of the fair market value of such commercial real property;

(cc) in the reasonable credit judgment of Lender, to the extent that any SBA 7(a) Note Receivable is secured by real property as to which there are potential industry-wide liabilities and Environmental Liabilities; or

(dd) that is otherwise unacceptable to Lender in its reasonable credit judgment.

1.7 Intentionally Omitted.

1.8 Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9 Fees.

(a) Borrower shall pay to Lender the Fees specified in the GE Capital Fee Letter, at the times specified for payment therein.

(b) As additional compensation for Lender’s Revolving Loan Commitment, Borrower shall pay to Lender, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower’s non use of available funds in an amount equal to three-eighths of one percent (0.375%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Revolving Loan Commitment (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loan outstanding during the period for which such Fee is due.

(c) If Borrower prepays the Revolving Loan and reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if the Revolving Loan Commitment is otherwise terminated, Borrower shall pay to Lender as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the amount of the reduction of the Revolving Loan Commitment. As used herein, the term “Applicable Percentage” shall mean (x) two percent (2.00%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, and (y) one percent (1.00%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages from an early termination of the Revolving Loan Commitment. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Sections 1.3(b) or 1.16(c); provided that Borrower does not permanently reduce or terminate the Revolving Loan Commitment upon any such prepayment and, in the case of prepayments made pursuant to Sections 1.3(b)(ii) or (b)(iii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

(d) Intentionally Omitted.

(e) Borrower shall pay to Lender a wire transfer fee of $25 per wire transfer in connection with the forwarding to Borrower or any other person on behalf of Borrower of the proceeds of any Revolving Credit Advance by Lender.

1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11 Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of SBA 7(a) Note Receivables received from the Trustee and/or Borrower in the ordinary course of business shall be applied to the Revolving Loan, (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and (d). As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations as Lender may deem advisable notwithstanding any previous entry by Lender in the Loan Account or any other books and records. In the absence of a specific determination by Lender with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Lender’s expenses reimbursable hereunder; (2) to interest on the Revolving Loan; (3) to principal payments on the Revolving Loan; and (4) to all other Obligations to the extent reimbursable under Section 11.3.

(b) Lender is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Lender’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

1.12 Loan Account and Accounting. Lender shall maintain a loan account (the “Loan Account”) on its books to record: all Revolving Credit Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Revolving Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Lender’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Lender shall render to Borrower a monthly accounting of transactions with respect to the Revolving Loan setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Lender in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

1.13 Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Lender and its Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person (other than by another Indemnified

Person) as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from an Indemnified Person’s gross negligence, willful misconduct, bad faith, fraud or breach of its obligations under the Loan Documents. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) To induce Lender to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable under this subsection, Lender shall be deemed to have actually funded the relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided that Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Note and all other amounts payable hereunder. As promptly as practicable under the circumstances, Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14 Access.

(a) Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Lender reasonably determines to be appropriate: (i) provide Lender and any of its officers, employees and agents access to its properties (including REO Property), facilities, advisors, officers and employees of each Credit Party and to the Collateral, (ii) permit Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from such Credit Party’s books and records, and (iii) permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications of Collateral of any Credit Party, including by verifying with any SBA 7(a) Loan Obligor the amount of its SBA 7(a) Loan; provided, that nothing herein, in the absence of an Event of Default, shall be construed to grant Lender any rights of examination and inspection with respect to any SBA 7(a) Loan Obligor (other than books and Collateral of any SBA 7(a) Loan Obligor in Borrower’s possession). If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Lender with access to its suppliers and customers, including, without limiting any other right set forth herein or in the other Loan Documents, the SBA 7(a) Loan Obligors. Each such Credit Party shall make available to Lender and its counsel reasonably promptly originals or copies of all books and records that Lender may reasonably request. Each such Credit Party shall deliver any document or instrument necessary for Lender, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.

(b) Borrower shall pay Lender a Fee of $800 per day per individual (or the then prevailing rate charged by Lender, whichever is greater) plus all reasonable out-of-pocket costs and expenses, in connection with Lender’s field examinations permitted under Section 1.14(a) above and Section 4(c) of the Security Agreement. In addition, Borrower shall pay Lender, for the account of each 40% Participant (as defined in the form of participation agreement attached as Exhibit C to the Multi-Party Agreement (the “Form Participation Agreement”)) the fees and costs contemplated by Section 9.1(b) of the Form Participation Agreement. Such Fees and expenses shall be charged against the Revolving Loan in connection with each field audit conducted after the Closing Date.

1.15 Taxes.

(a) Any and all payments by any Credit Party hereunder or under the Revolving Note or any other Loan Document shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Revolving Note or any other Loan Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, and (iii) such Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Credit Parties shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such taxes being “Other Taxes”).

(c) Each Credit Party that is a signatory hereto shall indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

1.16 Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by Lender pay to Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Lender to Borrower shall be presumptive evidence of the matters set forth therein.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining the Revolving Loan, then Borrower shall from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender, shall be presumptive evidence of the matters set forth therein. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of Lender without, in Lender’s reasonable opinion, materially adversely affecting it or its Revolving Loan or the income obtained therefrom, on notice thereof and demand therefor by Lender to Borrower (i) the obligation of Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

1.17 Single Loan. The Revolving Loan to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2.	CONDITIONS PRECEDENT

2.1 Conditions to the Initial Revolving Credit Advance. Lender shall not be obligated to make any Revolving Credit Advances on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist, each in form and substance reasonably satisfactory to Lender.

(b) Repayment of Prior Lender Obligations. Lender shall have received fully executed originals of pay-off letters reasonably satisfactory to Lender confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial Revolving Credit Advance and all Liens upon any of the property of Parent or any Credit Party in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment.

(c) Approvals. Lender shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including approval of the SBA and all other requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Lender affirming that no such consents or approvals are required.

(d) Opening Availability. The Eligible SBA 7(a) Note Receivables supporting the initial Revolving Credit Advance incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Lender, to provide Borrower with Borrowing Availability, after giving effect to the initial Revolving Credit Advance and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales or deterioration of working capital) of at least $2,000,000.

(e) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9, and shall have reimbursed Lender for all fees, costs and expenses of closing presented as of the Closing Date.

(f) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Lender in its sole discretion.

(g) Due Diligence. Lender shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit, with results reasonably satisfactory to Lender.

(h) Consummation of Related Transactions. Lender shall have received fully executed copies of the Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Lender. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

(i) Background Checks. Lender shall have received completed background and reference checks with respect to Credit Parties’ senior management, the results of which are satisfactory to Lender in its sole discretion.

(j) Newtek Funding Corp. Lender shall have received evidence of the dissolution of Newtek Funding Corp.

2.2 Further Conditions to Each Revolving Credit Advance. Lender shall not be obligated to fund any Revolving Credit Advance or convert or continue all or any portion of the Revolving Loan as a LIBOR Loan, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by Lender, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Revolving Credit Advance; or

(c) after giving effect to any Revolving Credit Advance, the outstanding principal amount of the Revolving Loan would exceed the lesser of the Borrowing Base and the Revolving Loan Commitment; or

(d) Lender shall not have received a Borrowing Base Certificate, including (i) a detailed calculation of the Borrowing Base as of the date of the requested Revolving Credit Advance and (ii) detail regarding that portion of the SBA 7(a) Note Receivables that are not eligible for Revolving Credit Advances under this Agreement, provided that such Borrowing Base Certificate need not adjust the Eligible SBA 7(a) Note Receivables since the last Borrowing Base Certificate delivered in accordance with Annex F; or

(e) Lender (or the FTA with respect to the SBA 7(a) Loan Notes) shall not have received in a timely manner all notices or copies of SBA 7(a) Note Receivable Documents that are to be delivered to it pursuant to the Multi-Party Agreement in connection with any new SBA 7(a) Note Receivables purported to be included in the Borrowing Base.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Advance, or the conversion or continuation of all or any part of the Revolving Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Collateral Documents.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Revolving Loan, the Credit Parties executing this Agreement, make the following representations and warranties to Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company or limited partnership organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization as set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities (including, without limitation, the SBA) having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Borrower is duly licensed as a preferred lender under the SBA Preferred Lender Program in the districts set forth in Disclosure Schedule (3.1).

3.2 Executive Offices; Collateral Locations; FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral (other than SBA 7(a) Loan Notes held by FTA) is located, are set forth in Disclosure Schedule (3.2), and none of such locations has changed within the four (4) months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been authorized by all necessary or proper corporate, limited partnership or limited liability company action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation (including, without limitation, the SBA Rules and Regulations), or any order or decree of any court or Governmental Authority (including, without limitation, the SBA); (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority (other than the SBA) or any other Person, except those referred to in Section 2.1(c), all of which will have been legally obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

(i) The audited consolidated and unaudited consolidating balance sheets at December 31, 2004 and the related statements of income and cash flows of Intermediate Parent and its Subsidiaries for the Fiscal Year then ended, certified by PricewaterhouseCoopers LLP.

(ii) The unaudited balance sheet(s) at June 30, 2005, and the related statement(s) of income and cash flows of Intermediate Parent and its Subsidiaries for the six Fiscal Months then ended.

(b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Intermediate Parent and its Subsidiaries dated June 30, 2005, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the eighteen month period beginning on July 1, 2005 on a month by month basis for the first year and on a year by year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

3.5 Material Adverse Effect. Between December 31, 2004 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted, in each case, that has had or is reasonably expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to Borrower’s knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate is reasonably expected to have a Material Adverse Effect. Since December 31, 2004, no event has occurred, that alone or together with other events, has had or is reasonably expected to have a Material Adverse Effect.

3.6 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Lender have been delivered to Lender. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used by the Credit Parties for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7 Labor Matters. Except as set forth on Disclosure Schedule (3.7), as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Lender); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

3.9 Government Regulation. No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute (including, without limitation, the SBA Rules and Regulations) that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Revolving Loan by Lender to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission or the SBA.

3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Revolving Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause the Revolving Loan to be considered a “purpose credit” within the meaning of Regulations, T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11 Taxes. All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $250,000 in the aggregate. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which is reasonably expected to have a Material Adverse Effect.

3.12 ERISA.

(a) Disclosure Schedule (3.12) lists as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, and all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500 – series form, as applicable, for each such Plan, have been delivered to Lender. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax exempt status. Each Plan is in compliance in all material respects with the applicable provisions of

ERISA, the IRC, and its terms, including the timely filing of all reports required under the IRC or ERISA. Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No “prohibited transaction”, as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502 (i) of ERISA of Section 4975 of the IRC.

(b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could be reasonably expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened which seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14 Brokers. Except as set forth on Disclosure Schedule (3.14), no broker or finder brought about the obtaining, making or closing of the Revolving Loan or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each Patent, Trademark, registered Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without material infringement of or interference with any Intellectual Property of any other Person. Except as set forth in Disclosure Schedule (3.15), no Credit Party has knowledge of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrower as of such delivery date, and reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein. Such Projection are not a guaranty of future performance and actual results may differ from those set forth in such Projections. The Liens granted to Lender pursuant to the Collateral Documents, and assuming all appropriate actions required of Lender are taken, will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17 Environmental Matters.

(a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities for which any Credit Party would be liable that is reasonably expected to exceed $100,000; (ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required of them by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party that could reasonably be expected to exceed $100,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(b) Each Credit Party hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including the Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20 Intentionally Omitted.

3.21 Referral Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in the written referral relationship of any Credit Party with any third-party institution, including brokerage houses, credit unions and investment banks, who regularly refers potential borrower relationships to such Credit Party.

3.22 Intentionally Omitted.

3.23 Solvency. Both before and after giving effect to (a) the Revolving Credit Advances to be made or incurred on the Closing Date or such other date as Revolving Credit Advances requested hereunder are made or incurred, (b) the disbursement of the proceeds of the Revolving Loan pursuant to the instructions of Borrower, (c) the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

3.24 Subordinated Debt. As of the Closing Date, Borrower has delivered to Lender a complete and correct copy of the Parent Subordinated Debt (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). All Obligations constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Parent Subordination Agreement.

3.25 Eligible SBA 7(a) Note Receivables. Each Eligible SBA 7(a) Guaranteed Note Receivable and each Eligible SBA 7(a) Non-Guaranteed Note Receivable (i) represents bona fide existing obligations created by the lending of money by Borrower to SBA 7(a) Loan Obligors in the ordinary course of Borrower’s business, and (ii) is unconditionally owed to Borrower without defenses, disputes, offsets or counterclaims, or rights of return or cancellation and is secured by SBA 7(a) Note Receivable Collateral in accordance with the Required Procedures. Each Eligible SBA 7(a) Guaranteed Note Receivable and each Eligible SBA 7(a) Non-Guaranteed Note Receivable has been documented on Approved Forms in accordance with the Required

Procedures. Unless otherwise clearly disclosed to Lender in writing prior to submission to Lender for evaluation for eligibility, Borrower has not received notice of (a) actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any SBA 7(a) Loan Obligor regarding any Eligible SBA 7(a) Guaranteed Note Receivable or any Eligible SBA 7(a) Non-Guaranteed Note Receivable or (b) actual or threatened litigation regarding the validity or enforceability of any Eligible SBA 7(a) Guaranteed Note Receivable or any Eligible SBA 7(a) Non-Guaranteed Note Receivable or the validity, enforceability or priority of any SBA 7(a) Note Receivable Collateral. With respect to each Eligible SBA 7(a) Guaranteed Note Receivable and each Eligible SBA 7(a) Non-Guaranteed Note Receivable, Borrower has taken the steps required to perfect Borrower’s Liens in any SBA 7(a) Note Receivable Collateral for such Eligible SBA 7(a) Guaranteed Note Receivable or Eligible SBA 7(a) Non-Guaranteed Note Receivable, as applicable, against the applicable SBA 7(a) Loan Obligor in all applicable jurisdictions. Unless otherwise clearly disclosed to Lender in writing prior to or simultaneously with submission to Lender for evaluation for eligibility, Borrower represents that it is the sole legal and beneficial owner of each Eligible SBA 7(a) Guaranteed Note Receivable or Eligible SBA 7(a) Non-Guaranteed Note Receivable proposed to Lender as an Eligible SBA 7(a) Guaranteed Note Receivable or Eligible SBA 7(a) Non-Guaranteed Note Receivable, and all related SBA 7(a) Note Receivable Documents, and that no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold or is otherwise outstanding with respect thereto.

3.26 Compliance. The Required Procedures, the SBA 7(a) Note Receivable Documents and all actions and transactions by Borrower in connection therewith comply in all material respects with all Applicable Laws.

4.	FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices.

(a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Lender following two (2) Business Days notice to it to communicate directly with its independent certified public accountants including PricewaterhouseCoopers LLP, and authorizes and shall instruct those accountants and advisors to communicate to Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided that, upon request by the applicable Credit Party, Lender shall provide to such Credit Party copies of any written communications from such accountants to Lender.

5.	AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement agrees that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

5.2 Payment of Charges.

(a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $200,000.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) if any Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and bailees) that is superior to any of the Liens securing the Obligations such contest shall be maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes finally subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence reasonably acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; provided further that the amount of any such Charges, Taxes or claims secured by a Lien that is or is potentially superior to any of the Liens securing the Obligations shall not exceed $250,000 in the aggregate at any time outstanding.

5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

5.4 Insurance.

(a) Each Credit Party shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (b) cause all such insurance relating to any property or business of any Credit Party to name Lender as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice thereof to Lender.

(b) Borrower shall cause each SBA 7(a) Loan Obligor to maintain insurance in accordance with the requirements prescribed by the Required Procedures and cause Borrower to be named as additional insured or loss payee, as appropriate, in all such policies.

5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local, and foreign laws and regulations applicable to it, including those relating to ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Credit Party shall cause the Required Procedures, the SBA 7(a) Note Receivable Documents and all actions and transactions by Borrower in connection therewith (a) to comply with SBA Rules and Regulations, and (b) to comply with all other requirements of all Applicable Laws except where the failure to comply with such other requirements of any Applicable Law reasonably could not be expected to result in a Material Adverse Effect.

5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Lender promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $100,000; and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Lender’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Lender may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms acceptable to Lender and shall be in form and substance reasonably acceptable to Lender, and (ii) permit Lender or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Lender deems reasonably appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Lender for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder. As soon as reasonably possible and in any event within 60 days after request by Lender, Borrower shall provide Lender with an environmental site assessment report, prepared by an environmental consultant acceptable to Lender and in form satisfactory to Lender, with respect to any SBA 7(a) Note Receivable Collateral.

5.9 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Credit Party shall obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to a location where its books and records are stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against such Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Lender. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral is or may be located. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date (other than REO Property), it shall first provide to Lender a mortgage or deed of trust granting Lender a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Lender, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Lender, in each case, in form and substance reasonably satisfactory to Lender.

5.10 Intentionally Omitted.

5.11 Further Assurances. Each Credit Party executing this Agreement agrees that it shall, at such Credit Party’s expense and upon the reasonable request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

5.12 Borrower as Servicer. Borrower shall at its own expense service all of the SBA 7(a) Note Receivables, including (i) the billing, posting and maintaining of complete records applicable thereto, and (ii) subject to applicable SBA Rules and Regulations, the taking of such action with respect thereto as Borrower may deem advisable.

5.13 Negotiable Collateral. Borrower shall cause the original of each SBA 7(a) Loan Note to be delivered to FTA or such other Person designated in accordance with the Multi-Party Agreement and to be dealt with as provided in the Multi-Party Agreement. Subject to the Multi-Party Agreement, in the event that any other Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection of priority of Lender’s security interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

5.14 Collection of SBA 7(a) Note Receivables, Accounts, General Intangibles and Chattel Paper. Subject in each case to the Multi-Party Agreement, at any time after the occurrence and during the continuation of a Default or Event of Default, Lender or Lender’s designee may (a) notify SBA 7(a) Loan Obligors or other obligors that SBA 7(a) Note Receivables, Accounts, Chattel Paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect the 7(a) Loan Receivables, Accounts, Chattel Paper or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Subject in each case to the Multi-Party Agreement and Section 5.12, Borrower agrees that it will hold in trust for Lender, as Lender’s trustee, any payments with respect to or in connection with SBA 7(a) Note Receivables or SBA 7(a) Note Receivable Collateral that it receives and immediately will deliver said payments with respect to or in connection with SBA 7(a) Note Receivables or SBA 7(a) Note Receivable Collateral to a replacement Servicer appointed or approved by the SBA or, at the request of Lender with the SBA’s consent to Lender, in each case, in their original form as received by Borrower.

5.15 Records. Borrower shall maintain accurate and materially complete records regarding all SBA 7(a) Note Receivables, including without limitation all SBA 7(a) Note Receivables which have been guaranteed by the principals of the respective SBA 7(a) Loan Obligors; provided that in no event shall such records fail to comply with the requirements of the SBA Rules and Regulations.

5.16 Due Diligence. Borrower shall cooperate fully with Lender in connection with Lender’s due diligence, from time to time, with respect to property proposed by Borrower as Collateral and SBA 7(a) Note Receivable Collateral. Lender shall be entitled to procure such appraisals, brokers’ price opinions, lien search reports, tax filing reports, title reports, evaluations or other reports, certifications or information as it may require in connection with its evaluation or re-evaluation of any Collateral.

5.17 Multi-Party Agreement; Trust Account Agreement. Borrower shall comply in a timely manner with all of its obligations and agreements under the Multi-Party Agreement and the Trust Account Agreement, including without limitation, providing complete and accurate Instructions (as defined in the Trust Account Agreement), in accordance with the terms of the Trust Account Agreement.

5.18 REO Property. Promptly upon acquisition of any REO Property, the applicable Credit Party shall execute such deeds of trust, mortgages and other documentation with respect to such Credit Party’s interest in such REO Property, and to the extent, if any, required by SBA Rules and Regulations, obtain and deliver or cause to be delivered to Lender, an appraisal that is compliant with the requirements of FIRREA, a mortgagee policy of title insurance, environmental report, engineering report or other documentation as Lender may reasonably request in connection therewith.

5.19 Foreclosure (or Deed in Lieu) Regarding SBA 7(a) Note Receivable Collateral. Borrower shall notify Lender of sending or recording any notice of default on a SBA 7(a) Note Receivable within seven (7) days of such sending or recording, and notify Lender thereof in writing with each Borrowing Base Certificate delivered to Lender. Borrower shall also notify Lender in writing with each Borrowing Base Certificate delivered to Lender, the date upon which any notice of foreclosure sale was recorded and the initial date set for related foreclosure sale. In the case of a notice of foreclosure sale, Borrower will also notify Lender in writing of the recordation of any related notice of trustee sale within five (5) days of recordation thereof, and include in such notice the date first set for sale. Promptly upon consummation of any such foreclosure or trustee sale, or any deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, Borrower shall deliver to Lender true and complete copies of all documentation executed (in the case of notices, postings and the like), or to be executed (in the case of deeds, bills of sale or other documents related to consummation of such transaction or transfer of such property), by Borrower in respect thereof. In the event Borrower intends or expects, by means of any such foreclosure, deed or bill of sale in lieu of foreclosure, retention of collateral in satisfaction of debt or similar transaction, to acquire title to any personal property included in the SBA 7(a) Note Receivable Collateral, Borrower shall, contemporaneously upon acquiring such title, execute and deliver to Lender such security agreements, financing statements or other documents as may be required by Lender in order to maintain Lender’s interest therein (Borrower hereby appoints Lender as its attorney-in-fact, and grants Lender a special power of attorney, coupled with an interest, to execute any such security agreements, financing statements or other documents, in Borrower’s name and on its behalf, and file and record same as required to perfect Lender’s interest therein). Borrower will not acquire title to, or take possession of, any such real property unless Borrower has determined, based on an environmental site assessment prepared by a credentialed consultant acceptable to Lender who regularly conducts environmental audits, either that such real property, including all improvements thereon, is in compliance with all applicable Environmental Laws and that there are no circumstances present on such real property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any Environmental Law, or that the cost of any such actions is justified and appropriate in relation to the liquidation value of such real property.

6.	NEGATIVE COVENANTS

Each Credit Party executing this Agreement agrees that from and after the date hereof until the Termination Date:

6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.

6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (b) Borrower may make SBA 7(a) Loans to SBA 7(a) Loan Obligors in compliance with the Required Procedures and maintain SBA 7(a) Note Receivable Collateral securing such SBA 7(a) Loans; and (c) other investments not exceeding $100,000 in the aggregate at any time outstanding.

6.3 Indebtedness.

(a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Revolving Loan and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof, including third-party refinancings, or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party or Lender, as determined by Lender, than the terms of the Indebtedness being refinanced, amended or modified; (v) the Parent Subordinated Debt, and (vi) unsecured Indebtedness consisting of demand loans made to Borrower by any Borrower Affiliate solely to provide Borrower with the liquidity to fund additional SBA 7(a) Loans, provided that (A) the terms of such Indebtedness do not violate Section 6.13; (B) Borrower shall have executed and delivered to each Borrower Affiliate, on or subsequent to the Closing Date, a demand note (collectively, the “Intercompany Notes”) in the form attached as Exhibit 6.3 to evidence any such intercompany Indebtedness owing at any time by Borrower to such Borrower Affiliate, which Intercompany Notes shall be in form and substance reasonably satisfactory to Lender and, if such Borrower Affiliate is Parent or a Credit Party, shall be pledged and delivered to Lender pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (C) Borrower and each applicable Borrower Affiliate shall record all intercompany transactions on its books and records consistent with GAAP in a manner reasonably satisfactory to Lender; (D) the obligations of Borrower under any such Intercompany Notes shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Lender; (E) at the time any such intercompany loan or advance is made by any Borrower Affiliate to Borrower and after giving effect thereto, Borrower shall be Solvent; and (F) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan.

(b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c) (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); and (v) as otherwise permitted in Section 6.13.

6.4 Employee Loans and Affiliate Transactions.

(a) Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $50,000 in the aggregate, the terms of these transactions must be disclosed in advance to Lender. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing up to a maximum of $250,000 to any employee and up to a maximum of 1,000,000 in the aggregate at any one time outstanding.

6.5 Capital Structure and Business. If all or part of a Credit Party’s Stock is pledged to Lender, that Credit Party shall not issue additional Stock; provided that Intermediate Parent may issue Permitted Preferred Stock. No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Lender or such Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it, including, without limitation, making SBA 7(a) Loans to small and medium-sized businesses.

6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized in Disclosure Schedule (6.7) and securing Indebtedness described in Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions and renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other Property; and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $250,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale or other disposition by a Credit Party of Equipment or Fixtures that are obsolete or no longer used or useful in such Credit Party’s business and having a book value not exceeding $50,000 in the aggregate in any Fiscal Year, (b) the sale or other disposition of other Equipment and Fixtures having a book value not exceeding $50,000 in the aggregate in any Fiscal Year, (c) Permitted Dispositions, and (d) Permitted Preferred Stock.

6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liability in excess of $250,000 in the aggregate.

6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants.

6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.12 Sale Leasebacks. No Credit Party shall engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

6.13 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrower and Borrower Affiliates to the extent permitted by Section 6.3; (b) dividends and distributions by Subsidiaries of Borrower paid to Borrower; (c) dividends and distributions by Subsidiaries of Intermediate Parent paid to Intermediate Parent; (d) dividends and distributions by Intermediate Parent paid to Parent and its other Stockholders on a ratable basis based on each such Stockholder’s ownership of Intermediate Parent; (e) employee loans permitted under Section 6.4(b); (f) payments of principal and interest on Intercompany Notes issued by Borrower in accordance with Section 6.3 to any Borrower Affiliate that is a Guarantor; (g) payments of principal and interest on Intercompany Notes issued by Borrower in accordance with Section 6.3 to any Borrower Affiliate that is not a Guarantor; (h) payments of principal with respect to Parent Subordinated Debt; (i) payments of interest with respect to Parent Subordinated Debt that accrues at a rate not in excess of 12% per annum, plus an additional 1% upon a default under the terms of the Parent Subordinated Debt; and (j) payments by a Credit Party to Parent or any of its Affiliates for goods and services provided pursuant to written agreements, in each case, as described in Disclosure Schedule (6.13), that are in the normal course of such Credit Party’s business and consistent with past practice, are consistent with the cost that would be payable to unrelated third parties, and have terms and conditions no less favorable to such Credit Party than would be available from unrelated third parties, and the amount of such Restricted Payments described in this clause (j) does not exceed in any Fiscal Year the greater of (x) $1,500,000 in the aggregate, and (y) fifteen percent (15%) of the total expenses paid by Small Business Lending, Inc. for such Fiscal Year (other than with respect to referral and packaging services provided to Borrower which shall not exceed the greater of (i) 1% of the amount of the related commitment for such services, and (ii) the current market rate for such services); provided that, (i) with respect to clauses (d), (g) and (h), (A) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such Restricted Payment; (B) the average daily Borrowing Availability of Borrower for the 30-day period preceding the consummation of such Restricted Payment (after giving effect to such Restricted Payment and all Revolving Credit Advances funded in connection therewith as if made on the first day of such period) would have exceeded the greater of (x) $3,000,000, and (y) ten percent (10%) of the Revolving Loan on the date of such Restricted Payment (after giving effect to such Restricted Payment); (C) the Projections shall reflect that such Borrowing Availability (the greater of (x) $3,000,000, and (y) ten percent (10%) of the Revolving Loan on the date of such Restricted Payment (after giving effect to such Restricted Payment)) shall continue for at least 30 days after any such Restricted Payment; and (D) the Fixed Charge Coverage Ratio determined on a pro forma basis for the twelve month period ended on the last day of the immediately preceding Fiscal Quarter for which financial information has been provided in accordance with Annex E hereto, determined as if such Restricted Payment had been made on the first day of such period, is at least 1.50:1.00; (ii) with respect to clause (h), the amount of such Restricted Payments does not exceed $3,000,000 in the aggregate from the Closing Date; and (iii) with respect to clause (i), (A) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such Restricted Payment; (B) the average daily Borrowing Availability of Borrower for the 30-day period preceding the consummation of such Restricted Payment (after giving effect to such Restricted Payment and all Revolving Credit Advances funded in connection therewith as if made on the first day of such period) would have exceeded $1,000,000; (C) the Projections shall reflect that Borrowing Availability (after giving effect to such Restricted Payment) in excess of $1,000,000 shall continue for at least 30 days after any such Restricted Payment; and (D) the Fixed Charge Coverage Ratio determined on a pro forma basis for the twelve month period ended on the last day of the immediately preceding Fiscal Quarter for which financial information has been provided in accordance with Annex E hereto, determined as if such Restricted Payment had been made on the first day of such period, is at least 1.25:1.00.

6.14 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to Lender and after Lender’s written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

6.15 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Parent to Borrower.

6.16 Real Estate Purchase. Subject to compliance with Section 5.19, no Credit Party shall purchase a fee simple ownership interest in Real Estate other than REO Property in connection with the exercise of remedies with respect to SBA 7(a) Note Receivable Collateral.

6.17 Changes Relating to Parent Subordinated Debt; Trust Account Agreement; Employment Agreements. No Credit Party shall change or amend the terms of (i) the Trust Account Agreement, (ii) the Parent Subordinated Debt, except to the extent permitted by the Parent Subordination Agreement, or (iii) the Employment Agreements; provided, that the Credit Parties may renew, extend or modify such Employment Agreements on terms consistent with such agreements and this Agreement.

6.18 Approved Forms; Required Procedures. Except to the extent required by SBA Rules and Regulations, Borrower shall not (a) make any changes or revisions to the Approved Forms, or use any agreements, forms, or other documents other than the Approved Forms in the lending of money to SBA 7(a) Loan Obligors, or (b) make any changes or revisions to the Required Procedures. If any such changes are required, Borrower shall inform Lender in writing of the relevant changes and the reasons therefor promptly upon becoming aware of the need to make such changes.

6.19 Compromise, Settlement or Modification of SBA 7(a) Note Receivables. Without limiting any other provision hereof, Borrower shall not compromise, settle, adjust, or modify any SBA 7(a) Note Receivable in a manner inconsistent with SBA Rules and Regulations or Required Procedures.

6.20 Note Participations to Borrower Affiliates. Borrower shall not repurchase any Note Participation sold to any Borrower Affiliate on the closing date of the applicable SBA 7(a) Loan unless (i) such repurchase is made within thirty-one (31) days of the origination of such SBA 7(a) Loan, and (ii) the amount paid by Borrower for such Note Participation is the lesser of (x) par, and (y) the fair market value thereof. In connection with any such arrangement, Borrower and the applicable Borrower Affiliate shall not enter into any contract, agreement or arrangement requiring Borrower to repurchase any Note Participation.

6.21 Holding Company. Small Business Lending, Inc. shall not own or acquire any assets (other than Stock of its Subsidiaries existing on the Closing Date) or incur any Indebtedness or Guaranteed Indebtedness (except the Obligations).

7.	TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Revolving Loan and all other Obligations shall be automatically due and payable in full on such date.

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Lender relating to any unpaid portion of the Revolving Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Revolving Loan or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Lender’s demand for such reimbursement or payment of expenses.

(b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.1, 5.12, 5.13, 5.17, 5.18 or 6, the second sentence of Section 5.14, the first sentence of Section 5.19, or any of the provisions set forth in Annexes C or G, respectively.

(c) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 4.1, 5.4, 5.15 or 5.16 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) Business Days or more from the earlier of (i) notice from Lender, (ii) discovery by any Credit Party or (iii) when any Credit Party reasonably should have been aware, in each case, of any such failure or neglect.

(d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more.

(e) A default or breach occurs under any other agreement, document or instrument to which Parent or any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of Parent or any Credit Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) inadvertent errors not exceeding $50,000 in the aggregate in any Borrowing Base Certificate, (ii) errors understating the Borrowing Base and (iii) errors occurring when Borrowing Availability continues to exceed $4,000,000 after giving effect to the correction of such errors.) or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base

Certificate) made or delivered to Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(g) Assets of any Credit Party with a fair market value of $100,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

(h) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate are at any time outstanding against any one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l) Any “Change of Control” occurs.

(m) Borrower shall default, after the expiration of any applicable notice, grace or cure periods, in any material respect its servicing or any other obligations under the Multi-Party Agreement or under any Loan Guaranty Agreement.

(n) Borrower shall default, after the expiration of any applicable notice, grace or cure periods, in any material respect its servicing or any other obligations under a Note Participation.

(o) Commencing with the Fiscal Month ending September 30, 2005, Parent and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month, a Net Worth of less than $50,000,000.

(p) Borrower shall (i) lose its status as a duly licensed preferred lender under the SBA Preferred Lender Program in any SBA district where Borrower at any time has such status, unless Borrower loses such status solely because of its failure to make the required number of loans under the expedited procedures in such district, or (ii) lose, or have any material limitation imposed upon, its authority to process, close, service, collect, enforce or liquidate any SBA 7(a) Loans.

8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Lender may (i) without notice, suspend the Revolving Loan facility with respect to additional Revolving Credit Advances whereupon any further Revolving Credit Advances shall be made or incurred in Lender’s sole discretion so long as such Event of Default is continuing, and (ii) without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Revolving Loan to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Lender may, without notice, (i) terminate the Revolving Loan facility with respect to additional Revolving Credit Advances; (ii) reduce the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of the Revolving Loan to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; (iv) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including those relating to the exercise of remedies or the transfer of authority for collection, servicing, and liquidation of SBA 7(a) Note Receivables, and including all remedies provided under the Code (subject at all times to Lender’s compliance with all applicable terms of the Multi-Party Agreement and applicable SBA Rules and Regulations, including, without limitation, any requirement, if any, to provide notice to or to obtain consent or deemed consent from the SBA); provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Revolving Loan Commitment shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

(c) Notwithstanding any provision of Section 8.2(a) and (b), any exercise of the rights and remedies of Lender under Section 8.2(a) and (b) may be subject to the provisions of the Multi-Party Agreement.

8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

9.	ASSIGNMENTS; PARTICIPATIONS

9.1 Assignments. Subject to the Multi-Party Agreement, Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder.

9.2 Participations.

(a) Subject at all times to Lender’s compliance with all applicable terms of the Multi-Party Agreement and applicable SBA Rules and Regulations, including, without limitation, any requirement, if any, to provide notice to or to obtain consent or deemed consent from the SBA, the Credit Parties signatory hereto consent to Lender’s sale of participations in, at any time or times, the Revolving Loan Commitment or any portion thereof or interest therein. Any participation by Lender of all or any part of its Revolving Loan Commitment shall be sold with the understanding that all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require Lender to take or omit to take any action hereunder except as set forth in the Form Participation Agreement. Solely for purposes of Sections 1.13, 1.15 and 1.16 and any audit expense reimbursement rights referred to in Section 1.14(b), Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant.

(b) Each Credit Party executing this Agreement shall assist Lender as reasonably required to enable Lender to effect any such participation, including, if requested by Lender, the participation of management in meetings with potential participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).

(c) Lender may furnish any information concerning Credit Parties in the possession of Lender from time to time to participants (including prospective participants). Lender shall obtain from participants confidentiality covenants substantially equivalent to those contained in Section 11.8 hereof.

10.	SUCCESSORS AND ASSIGNS

10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.	MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest, commitment letter or confidentiality agreement, if any, between any Credit Party and Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the GE Capital Fee Letter shall survive the execution and delivery of this Agreement and shall continue to be a binding obligation of the parties.

11.2 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or the Revolving Note, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower.

Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Revolving Loan Commitment and a release of all claims against Lender, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3 Fees and Expenses. Borrower shall reimburse Lender for all reasonable out of pocket fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors or other advisors, including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing or recordation of the Loan Documents or incurred in connection with:

(a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Revolving Loan made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, any Credit Party or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, and whether as a party, witness or otherwise) including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Lender by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence, willful misconduct, bad faith, fraud or breach by the Lender of its obligations under the Loan Documents.

(c) any attempt to enforce any remedies of Lender against any or all of the Credit Parties or any other Person that may be obligated to Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

(d) any workout or restructuring of the Revolving Loan during the pendency of one or more Events of Default; and

(e) efforts (i) to monitor the Revolving Loan or any of the other Obligations, (ii) to evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or representation, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4 No Waiver. Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

11.5 Remedies. Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain as confidential its own confidential information) to maintain as confidential all confidential information provided to it by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Lender may disclose such information (a) to Persons employed or engaged by Lender; (b) to any bona fide participant or potential participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide participant or potential participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Lender is a party; or (f) that ceases to be confidential through no fault of Lender.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT LENDER AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission

(with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex H or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Lender) designated in Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18 Subordination of Intercompany Obligations.

(a) Each Credit Party executing this Agreement covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Credit Party), fees, charges, expenses, attorneys’ fees and any other sum, obligation or liability owing by any other Credit Party to such Credit Party (collectively, the “Subordinated Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 11.18, to the prior payment in full of all Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of Lender, and Lender may enforce such provisions directly.

(b) Each Credit Party executing this Agreement hereby (i) authorizes Lender to demand specific performance of the terms of this Section 11.18, whether or not any other Credit Party shall have complied with any of the provisions hereof applicable to it, at any time when such Credit Party shall have failed to comply with any provisions of this Section 11.18 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Credit Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) Lender shall first be entitled to receive payment in full in cash of the Senior Obligations before any Credit Party is entitled to receive any payment on account of the Subordinated Intercompany Obligations.

(ii) Any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, to which any other Credit Party would be entitled except for the provisions of this Section 11.18(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Lender, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Lender.

(iii) In the event that notwithstanding the foregoing provisions of this Section 11.18(c), any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, shall be received by any other Credit Party on account of the Subordinated Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to Lender for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Lender.

(d) No right of Lender or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Credit Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Credit Party with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

11.19 Loan Documents. Lender shall comply with the requirements applicable to it under the Multi-Party Agreement and the other Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

NEWTEK SMALL BUSINESS FINANCE, INC.

By:	/s/ Peter Downs
Title:	President

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender
Revolving Loan Commitment:
$75,000,000	By:	/s/ James DeSantis
Duly Authorized Signatory

The following Persons are signatories to this Agreement in their capacities as Credit Parties and not as Borrowers.

SMALL BUSINESS LENDING, INC.

By:	/s/ Michael J. Holden
Title:	Treasurer

CCC REAL ESTATE HOLDING CO. LLC

By:	/s/ Peter Downs
Title:	President

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Change” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Lender.

“Agreement” means the Credit Agreement by and among Borrower, the other Credit Parties named therein and Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, as amended from time to time, including without limitation, the Credit Protection Laws, the Fair Labor Standards Act of 1938, 29 USC § 201 et seq., the Americans With Disabilities Act of 1990, 42 USC § 12101 et seq., and the SBA Rules and Regulations.

“Applicable Margins” means collectively the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Approved Forms” means the forms of SBA 7(a) Note Receivable Documents attached as Exhibit A hereto, approved and used by Borrower in the conduct of its business, together with such changes and modifications or additions thereto from time to time as allowed by this Agreement or as required by the SBA.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower” has the meaning ascribed to it in the recitals to the Agreement.

“Borrower Affiliate” means Parent and any direct or indirect Subsidiary of Parent, other than Borrower.

“Borrower Preferred Stock” means $1,500,000 of Series A Preferred shares, $0.01 par value, issued by Borrower at the price of $1.00 per share to Global Alliance Financial Company, LLC.

“Borrowing Availability” means as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the sum of the Revolving Loan then outstanding.

“Borrowing Base” shall mean, as of any date of determination by Lender, from time to time, an amount equal to the sum at such time of (i) up to 85% of the outstanding principal balance of Borrower’s Eligible SBA 7(a) Note Receivables, and (ii) up to 50% of the aggregate amount of accrued and unpaid interest on Borrower’s Performing SBA 7(a) Note Receivables, in each case, less any Reserves, including, without limitation, the SBA Guaranty Reserve, established by Lender at such time.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

“Broker-Dealer Confirmation” means, with respect to any sale of an SBA 7(a) Guaranteed Note Receivable, the written communication from a securities broker-dealer to Borrower confirming the date on which all funds to be paid by the purchaser of such SBA 7(a) Note Receivable will be disbursed to FTA for the account of Borrower.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“CCCRE” means CCC Real Estate Holding Co. LLC, a Delaware limited liability company.

“Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the issued and outstanding shares of capital Stock of Parent having the right to vote for the election of directors of Parent under ordinary circumstances (other than a Person owning 10% or more of such Stock on the Closing Date); (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the Stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Parent and its Subsidiaries cease to own and control at least eighty percent (80%) of the economic and voting rights associated with ownership of all classes of the outstanding Stock of Intermediate Parent on a fully diluted basis; (d) Intermediate Parent ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of Borrower and its other Subsidiaries; (e) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries; or (f) Peter Downs or Barry Sloane shall cease to be employed in their current capacity with Borrower and is not replaced by Borrower within 120 days of such termination of employment with an individual of comparable credentials.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (b) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Date” means August 31, 2005.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations; provided that in no event shall Collateral include the Borrower’s SBA Lender’s License.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Intellectual Property Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Collection Account” means that certain account of Lender, account number 502-328-54 in the name of Lender at Deutsche Bank Trust Company Americas in New York, New York, ABA No. 021 001 033, or such other account as Lender may specify.

“Commitment Termination Date” means the earliest of (a) August 31, 2008, (b) the date of termination of Lender’s obligation to make Revolving Credit Advances or permit the existing Revolving Loan to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Revolving Loan, and the permanent reduction of the Revolving Loan Commitment to zero dollars ($0).

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Intermediate Parent and each of Intermediate Parent’s Subsidiaries, including Borrower.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, as amended from to time, including, without limitation, the Truth in Lending Act, 15 USC § 1601 et seq. (and Regulation Z promulgated thereunder at 12 CFR § 226.4), Equal Credit Opportunity Act, 15 USC § 1691 et seq., Fair Credit Reporting Act, 15 USC § 1692 et seq., Fair Debt Collection Practices Act, 15 USC § 1692 et seq., Gramm-Leach-Bliley Act, 12 USC § 1811 et seq., Real Estate Settlement Procedures Act of 1974, 12 USC § 2601 et seq., Home Mortgage Disclosure Act of 1975, 12 USC § 2801 et seq., Fair Housing Act of 1968, 42 USC 3601 et seq., anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Disbursement Accounts” means the Main Disbursement Account, the Vendor Disbursement Account, the Payroll Disbursement Account, the REO Account and the Fee Disbursement Account.

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income not received in the ordinary course of Borrower’s business in connection with the making of SBA 7(a) Loans, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), other than any gains resulting from the recovery of non-cash discounts attributable to the sale of SBA 7(a) Loans in the ordinary course of Borrower’s business, and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Eligible SBA 7(a) Note Receivable” has the meaning ascribed to it in Section 1.6.

“Employment Agreements” means, collectively, the employment agreements of Peter Downs and Barry Sloane, each in form and substance reasonably satisfactory to Lender.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment, and all engineering, processing and manufacturing equipment, office machinery, furniture, materials, handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan’s qualification or tax exempt status; (m) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Lender in its sole discretion, which determination shall be final, binding and conclusive, absent manifest error.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Disbursement Account” has the meaning ascribed to it in Annex C.

“Fees” means any and all fees payable to Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the Financial Covenants set forth in Annex G.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Intermediate Parent delivered in accordance with Section 3.4 of the Agreement and Annex E to the Agreement.

“FIRREA” means the Federal Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of Free Cash Flow to Fixed Charges.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Free Cash Flow” means, with respect to any Person for any period, EBITDA for such period, minus (b) Capital Expenditures during such period, minus (c) cash taxes paid during such period, minus (d) any cash dividends paid during such period.

“FTA” means Colson Services Corp., as fiscal and transfer agent for the SBA and as the SBA’s agent to hold the original SBA 7(a) Loan Notes pursuant to the Multi-Party Agreement, and as bailee for Lender for purposes of perfecting Lender’s security interest in the original SBA 7(a) Loan Notes pursuant to the Multi-Party Agreement, or any other Person designated by the SBA or Lender, subject to the consent of the SBA in accordance with the terms of the Multi-Party Agreement to perform the same or similar functions.

“Form Participation Agreement” has the meaning ascribed to it in Section 1.14(b).

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of June 29, 2005, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments, and other Property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party and Negotiable Collateral.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods”

as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the Guaranty and any other guaranty executed by any Guarantor in favor of Lender in respect of the Obligations.

“Guarantors” means Parent, Intermediate Parent and each Subsidiary of Intermediate Parent (other than the Borrower), and each other Person, if any, that executes a guarantee or other similar agreement in favor of Lender in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Guaranty” means the guaranty of even date herewith executed by Parent, Intermediate Parent and each Subsidiary of Intermediate Parent (other than the Borrower) in favor of Lender.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and that are not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to it in Section 1.13.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal in the Money Rate section as the “Prime Rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means the Revolving Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks and the goodwill associated with such Trademarks.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement made in favor of Lender by each Credit Party.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while the Revolving Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which the Revolving Loan Commitment has been terminated and the Revolving Loan has been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Intermediate Parent” has the meaning ascribed thereto in the Recitals to the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts of any Credit Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“IRS” means the Internal Revenue Service, or any successor thereto.

“Lender” means GE Capital.

“Letter-of Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” means a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means the Revolving Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower’s irrevocable notice to Lender as set forth in Section 1.5(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for the Revolving Loan; and

(f) Borrower shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Lender equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m., (London time) on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Lender and Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Revolving Note, the Collateral Documents, the Multi-Party Agreement, the Trust Account Agreement, the Parent Subordination Agreement and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty Agreement” means any Loan Guaranty Agreement (Deferred Participation) (SBA Form 750), Loan Guaranty Agreement (Deferred Participation for Short Term Loans) (SBA Form 750B), or similar agreement in force and effect between Borrower and the SBA from time to time (including, with respect to any SBA 7(a) Guaranteed Notes Receivable originated by a predecessor in interest of Borrower, SBA’s consent to Borrower’s acquisition of such SBA 7(a) Guaranteed Notes Receivable).

“Main Disbursement Account” has the meaning ascribed to it in Annex C.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Credit Party, (b) Borrower’s ability to pay the Revolving Loan or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, or (d) Lender’s rights and remedies under the Agreement and the other Loan Documents. Without limiting the foregoing, any event or occurrence adverse to the Credit Parties which results in or is reasonably expected to result in losses, costs, damages, liabilities or expenditures in excess of $1,500,000 shall constitute a Material Adverse Effect.

“Maximum Amount” means an amount equal to the Revolving Loan Commitment as of any date of determination.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Multi-Party Agreement” means the Multi-Party Agreement by and among Borrower, Intermediate Parent, CCCRE, Lender, FTA, and the SBA, dated as of August 31, 2005, as the same may be supplemented, modified, or amended from time to time.

“NAICS” means the North American Industry Classification System.

“Negotiable Collateral” means all of Borrower’s now owned and hereafter acquired right, title and interest in or with respect to SBA 7(a) Loan Notes and other Instruments, promissory notes, drafts, or similar documents or agreements, Chattel Paper, letters of credit, Letter of Credit Rights, and any and all Supporting Obligations in respect of any of the foregoing.

“Net Sale Proceeds” means the proceeds payable to or for the account of Borrower from the sale of any SBA Guaranteed Notes Receivable, net of any fees or commissions payable to FTA with respect thereto. Net Sales Proceeds shall not include any commissions payable to a broker-dealer with respect to any such sale.

“Net Worth” means, with respect to any Person as of any date of determination, the book value of the assets of such Person, minus the sum of (a) reserves applicable thereto, and (b) all of such Person’s liabilities on a consolidated basis (including accrued and deferred income taxes, but excluding preferred stock), all as determined in accordance with GAAP.

“Note Participation” means a participation interest with respect to a SBA 7(a) Note Receivable, sold by Borrower pursuant to documentation reasonably acceptable to Lender.

“Note Participation Amount” means the proceeds payable to or for the account of Borrower from the sale of any Note Participation.

“Note Sale Settlement Date” means the date specified for the settlement of the sale of any SBA 7(a) Guaranteed Note Receivable pursuant to a Broker-Dealer Confirmation.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding in bankruptcy by or against any Credit Party, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Parent” has the meaning ascribed thereto in the recitals to the Agreement.

“Parent Subordinated Debt” means the Indebtedness of Borrower to Parent existing as of the Closing Date and evidenced by the Promissory Note dated as of August 31, 2005 in the original principal amount of $9,589,247, in form and substance satisfactory to Lender, payment of which has been subordinated to payment of the Obligations pursuant to the Parent Subordination Agreement.

“Parent Subordination Agreement” means a Subordination Agreement, in form and substance satisfactory to Lender, executed by Parent, Borrower and Lender and relating to all Parent Subordinated Debt.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performing SBA 7(a) Note Receivable” means each SBA 7(a) Note Receivables with respect to which no payment of interest, principal or any other amount due under the applicable SBA 7)a) Loan is more that 60 days past due.

“Permitted Dispositions” means (a) sales of SBA 7(a) Guaranteed Note Receivables, (b) sales of SBA 7(a) Non-Guaranteed Note Receivables, (c) sales of Note Participations, (d) sales to SBA of the SBA 7(a) Non-Guaranteed Note Receivable portion of any SBA 7(a) Note Receivable with respect to which SBA also holds the SBA 7(a) Guaranteed Note Receivable portion thereof, and (e) other dispositions of SBA 7(a) Note Receivables or the collateral therefor, in each case to the extent required or permitted by SBA in accordance with SBA Rules and Regulations; provided that (i) any sales of SBA 7(a) Guaranteed Note Receivables or any sales of Note Participations in any SBA 7(a) Guaranteed Note Receivables may not be for an amount less than par, and (ii) any sale of a SBA 7(a) Non-Guaranteed Note Receivable or any sales of Note Participations in any

SBA 7(a) Non-Guaranteed Note Receivable may not be for an amount less than the value attributable to the applicable SBA 7(a) Non-Guaranteed Note Receivable, or the participated portion thereof, in the Borrowing Base as of the date of such sale.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $ $50,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Lender; and (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

“Permitted Preferred Stock” means preferred stock or other preferred equity interests of Intermediate Parent issued or sold to Parent or any Subsidiary of Parent, (a) the express terms of which shall provide that no dividends thereon shall be required to be paid at any time in cash or other property (other than payments in such additional Permitted Preferred Stock) and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including upon the occurrence of a change of control event or pursuant to any put right), in whole or in part, prior to payment in full of all Obligations under the Loan Documents or all loans and other obligations with respect to any refinancing thereof, and (b) which is pledged to Lender by the holder thereof pursuant to a pledge agreement in form and substance satisfactory to Lender.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement of even date herewith executed by Pledgors in favor of Lender, and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

“Pledgors” means Parent, Intermediate Parent and each Subsidiary of Intermediate Parent, and each other Person, if any, that executes a pledge agreement or other similar agreement in favor of Lender in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Prior Lenders” means DB Structured Products, Inc. and BPD Bank.

“Prior Lender Obligations” means Indebtedness of Borrower incurred under (i) that certain Amended and Restated Master Loan and Security Agreement dated as of December 31, 2002 by and between DB Structured Products, Inc. and Borrower, as amended, and (ii) that certain Master Loan and Security Agreement dated as of June 29, 2004 by and between BPD Bank and Borrower.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of Intermediate Parent and its Subsidiaries as of June 30, 2005 after giving pro forma effect to the Related Transactions.

“Projections” means Intermediate Parent’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division by division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Plan” means a Pension Plan that is intended to be tax qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Refinancing” means the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.

“Related Transactions” means the initial borrowing under the Revolving Loan on the Closing Date, the Refinancing, the payment for the redemption of the Borrower Preferred Stock, the payment of all fees, costs and expenses associated with all of the foregoing, the execution of the Multi-Party Agreement by the parties thereto and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“REO Property” means Real Estate owned by Borrower or any other Credit Party, which Real Estate has been acquired and is owned by such Credit Party as a result of foreclosure or acceptance by such Credit Party of a deed in lieu of foreclosure, or similar transaction, whether previously constituting SBA 7(a) Note Receivable Collateral or otherwise), together with all of such Credit Party’s now owned or hereafter acquired interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Required Procedures” means procedures, including credit and underwriting standards, loan to value ratio limitations and the use of Approved Forms with respect to the financing and servicing of SBA 7(a) Note Receivables as in effect on the Closing Date, together with such changes and modifications thereto from time to time as shall be required by SBA Rules and Regulations or as have been approved in writing by Lender, in Lender’s reasonable credit judgment.

“Reserves” means with respect to the Borrowing Base of Borrower (a) the SBA Guaranty Reserve, and (b) such other reserves against Eligible SBA 7(a) Note Receivables, or Borrowing Availability of Borrower that Lender may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Lender’s credit judgment.

“Restricted Payment” means, with respect to any Credit Party, (a) the declaration or payment of any dividend or any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payments of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Loan” means, at any time, the sum of the aggregate amount of Revolving Credit Advances outstanding to Borrower.

“Revolving Loan Commitment” means commitment of Lender to make Revolving Credit Advances, which commitment shall be SEVENTY-FIVE MILLION DOLLARS ($75,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“SBA” means the United States Small Business Administration or any other federal agency administering the SBA Act.

“SBA Act” means the Small Business Act of 1953, as the same may be amended from time to time.

“SBA Guaranteed Percentage” means with respect to any SBA 7(a) Note Receivable, a fraction, (i) the numerator of which is the SBA Guaranteed Note Receivable with respect to such SBA 7(a) Note Receivable, and (ii) the denominator of which is the SBA 7(a) Note Receivable.

“SBA Guaranty Reserve” means a reserve against the Borrowing Base in an amount determined by Lender in its discretion but up to an amount of $808,700.

“SBA Lender’s License” means that authority given to a lender by the SBA to make SBA 7(a) Loans as permitted under the SBA Act, as amended and further authorized by the SBA in CFR Title 13 Part 120-470 and 471, as amended.

“SBA Reduced Guaranty Ineligible Amount” means, with respect to any SBA Reduced Guaranty Receivable originated on or after the Closing Date if retained on the books of Borrower, an amount equal to (a) such SBA Reduced Guaranty Receivable, less (b) the sum of (i) the SBA 7(a) Guaranteed Note Receivable, and (ii) the product of (x) such SBA Reduced Guaranty Receivable and (y) a percentage equal to one-third of the SBA Guaranteed Percentage of such SBA Reduced Guaranty Receivable.

“SBA Reduced Guaranty Receivable” means each Eligible SBA 7(a) Note Receivable which has a SBA Guaranteed Percentage less than 75%.

“SBA Rules and Regulations” means the SBA Act, as amended, any other legislation binding on SBA relating to financial transactions, any Loan Guaranty Agreement, all rules and regulations promulgated from time to time under the SBA Act, and SBA Standard Operating Procedures and any Official Notices issued by the SBA, all as from time to time in effect.

“SBA 7(a) Guaranteed Note Receivable” means that portion of any SBA 7(a) Note Receivable that is actually guaranteed by the SBA.

“SBA 7(a) Loan Notes” means any promissory notes that at any time evidence SBA 7(a) Loans.

“SBA 7(a) Loan Obligor” means any Person, other than the SBA, who is or may become obligated to Borrower under an SBA 7(a) Loan.

“SBA 7(a) Loans” means any loans made by Borrower (or its predecessors in interest) to small businesses and partially guaranteed by the SBA, all originated in accordance with the SBA Rules and Regulations and pursuant to the authorization contained in Section 7(a) of the SBA Act.

“SBA 7(a) Non-Guaranteed Note Receivable” means that portion of any SBA 7(a) Note Receivable that is not guaranteed by the SBA.

“SBA 7(a) Note Receivable” means the obligation of an SBA 7(a) Loan Obligor to pay an SBA 7(a) Loan made by Borrower (or its predecessors in interest) to such SBA 7(a) Loan Obligor, whether or not evidenced by a promissory note or other instrument.

“SBA 7(a) Note Receivable Collateral” means any and all property or interests in property, whether personal property (including without limitation accounts, chattel paper, instruments, documents, deposit accounts, contract rights, general intangibles, inventory or equipment) or real property, or both, whether owned by an SBA 7(a) Loan Obligor or any other Person, that secures an SBA 7(a) Note Receivable or an SBA 7(a) Loan Obligor’s obligations under an SBA 7(a) Loan Note or SBA 7(a) Note Receivable Document, and all supporting obligations in respect thereof.

“SBA 7(a) Note Receivable Documents” means, with respect to any SBA 7(a) Note Receivable, all original documents, instruments, and chattel paper, executed or delivered to or for the account of Borrower by the applicable SBA 7(a) Loan Obligor and evidencing such SBA 7(a) Note Receivable.

“SBA Standard Operating Procedures and Official Notices” means Public Law 85-536, as amended; those Rules and Regulations, as defined in 13 CFR Part 120, “Business Loans” and 13 CFR Part 121, “Size Standards”; Standard Operating Procedures, (SOP) 50-10 for loan processing, 50-50 for loan servicing and 50-51 for loan liquidation as may be published and or amended from time to time by the SBA.

“Secondary Participation Agreement” means any Secondary Participation Guaranty Agreement (SBA Form 1086) or similar agreement among Borrower, the SBA, and any purchaser or potential purchaser of any SBA 7(a) Guaranteed Note Receivable from time to time.

“Security Agreement” means the Security Agreement of even date herewith entered into among Lender and each Credit Party that is a signatory thereto.

“Servicing Fee” has the meaning ascribed to it in the Multi-Party Agreement.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Sold Note Receivable” means an SBA 7(a) Guaranteed Note Receivable sold by Borrower to purchasers in the secondary market in accordance with SBA Rules and Regulations and the requirements of this Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11 1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means the Parent Subordinated Debt and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Lender in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or conducts business or any political subdivision thereof.

“Termination Date” means the date on which the Revolving Loan has been indefeasibly repaid in full and all other Obligations under the Agreement and the other Loan Documents have been completely discharged, and Borrower shall not have any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Trust Account” shall have the meaning ascribed to it in the Trust Account Agreement.

“Trust Account Agreement” shall mean that certain Trust Account Agreement, dated as of the Closing Date, by and between the Borrower and the Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“Trustee” means Deutsche Bank Trust Company Americas, as collection and disbursement agent under the Trust Account Agreement.

“UCC Filing Authorization Letter” means a letter duly executed by Borrower authorizing Lender to file appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests purported to be created by the Loan Documents.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Write-Off Percentage” means on any date of determination a fraction (a) the numerator of which is the Borrower’s gross charge-offs (whether of principal, interest or otherwise), less recoveries, relating to the SBA 7(a) Note Receivables for the twelve month period ending on such date of determination, and (b) the denominator of which is the sum of (1) the outstanding principal and interest balance of the SBA 7(a) Note Receivables on the date of determination and (2) the excess of (A) Permitted Dispositions during such twelve month period relating solely to SBA 7(a) Non-Guaranteed Note Receivables over (B) the aggregate principal amount of SBA 7(a) Note Receivables originated by Borrower during such twelve month period.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, reference in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)

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CREDIT AGREEMENT

[INTENTIONALLY OMITTED]

B-1

ANNEX C (Section 1.8)

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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEMS

Intermediate Parent and Borrower shall, and shall cause the other Credit Parties to, establish and maintain the Cash Management Systems described below:

(a) On or before the Closing Date and until the Termination Date, Intermediate Parent and Borrower shall establish a blocked account (“Blocked Account”), and deposit and cause each Credit Party to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, (i) all cash (other than as permitted by clause (d) below), and (ii) all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (other than payments, including any prepayments and payments with respect to each Permitted Disposition, with respect to any SBA 7(a) Loan (but subject to clause (c) below)) into such Blocked Account in Borrower’s name or any such Credit Party’s name at the bank identified in Disclosure Schedule (3.19), which bank shall be reasonably satisfactory to Lender (the “Blocked Account Bank”).

(b) Borrower has entered into the Trust Account Agreement pursuant to which Borrower has established the Trust Account. Borrower shall cause all payments, including any prepayments and payments with respect to each Permitted Disposition, with respect to each SBA 7(a) Loan to be deposited into the Trust Account, including any Net Sale Proceeds from any Sold Note Receivable, any Note Participation Amounts from any Note Participation, and any Servicing Fees.

(c) Borrower shall cause the Trustee to transfer, via wire transfer, all payments received for the SBA 7(a) Loans and any Permitted Dispositions, in accordance with its interests, to the FTA or the SBA in accordance with Section 2.2(c) of the Trust Account Agreement, to the Blocked Account for the account of Borrower, and to the applicable participant with respect to any SBA 7(a) Loan.

(d) Borrower may maintain, in its name, (i) an account (the “Main Disbursement Account”) at a bank acceptable to Lender (the “Main Disbursement Bank”), into which Lender shall, from time to time, deposit proceeds of Revolving Credit Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of Section 1.4, (ii) an account (the “Vendor Disbursement Account”) at a bank acceptable to Lender (the “Vendor Disbursement Bank”), into which Lender shall, from time to time, deposit proceeds from the Main Disbursement Account for use by Borrower to make payments to vendors for goods and services, and (iii) an account (the “Payroll Disbursement Account”) at a bank acceptable to Lender (the “Payroll Disbursement Bank”), into which Lender shall, from time to time, deposit proceeds from the Main Disbursement Account for use by Borrower to make payroll disbursements to employees of the Credit Parties. Borrower may also maintain, in its name, an account (the “Fee Disbursement Account”) at a bank acceptable to Lender (the “Fee Disbursement Bank”), into which Borrower shall, from time to time, cause the Trustee to deposit Servicing Fees after the occurrence and during the continuance of an Event of Default or when

Borrower is not longer permitted to obtain Revolving Credit Advances hereunder, and amounts payable as fees to Deutsche Bank Trust Company Americas in connection with its services under the Trust Account Agreement, provided that the aggregate amount deposited in the Fee Disbursement Account during any calendar month shall not exceed $35,000. CCCRE may maintain, in its name, an account (the “REO Account”) at a bank acceptable to Lender (the “REO Bank”, together with the Blocked Account Bank, the Main Disbursement Bank, the Vendor Disbursement Bank and the Payroll Disbursement Bank, the “Relationship Banks”), into which Lender shall, from time to time, deposit proceeds of sales of REO Property and from which CCCRE may pay fees and expenses related to sales of REO Property, provided that the net proceeds from any sale of REO Property shall be promptly wired to the Trust Account. Borrower shall not, nor shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(e) On or before the Closing Date (or such later date as Lender shall consent to in writing), the Blocked Account Bank, the Main Disbursement Bank and the Vendor Disbursement Bank, shall have entered into tri-party blocked account agreements with Lender and the applicable Credit Party, in form and substance reasonably acceptable to Lender, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Blocked Account, the Main Disbursement Account or the Vendor Disbursement Account, as applicable, are held by such bank as agent or bailee-in-possession for Lender, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date, with respect to the Blocked Account Bank, such bank agrees to immediately forward all amounts received in the applicable Blocked Account to the Collection Account through daily sweeps from the Blocked Account into the Collection Account.

(f) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, or to replace the Blocked Account, the Main Disbursement Account, the Vendor Disbursement Account, the Payroll Disbursement Account, the REO Account or the Fee Disbursement Account; provided, that (i) Lender shall have consented in writing in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account (other than with respect to the Payroll Disbursement Account, the REO Account or the Fee Disbursement Account), the applicable Credit Party and such bank shall have executed and delivered to Lender a tri-party blocked account agreement, in form and substance reasonably satisfactory to Lender. Each Credit Party shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Lender that the creditworthiness of any bank holding an account is no longer acceptable in Lender’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Lender that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such accounts or Lender’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Lender’s reasonable judgment. Notwithstanding anything to the contrary set forth herein, no Credit Party shall terminate or replace the Trust Account Agreement or the Trust Account unless such Trust Account Agreement or the Trust Account has been replaced prior to, or simultaneously with, such termination in a manner satisfactory to Lender.

(g) The Blocked Account, the Main Disbursement Account and the Vendor Disbursement Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Revolving Loan and all other Obligations, and in which Intermediate Parent and each Subsidiary thereof shall have granted a Lien to Lender pursuant to the Security Agreement.

(h) All amounts deposited in the Collection Account shall be deemed received by Lender in accordance with Section 1.10 and shall be applied (and allocated) by Lender in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(i) Intermediate Parent shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Intermediate Parent (each a “Related Person”) to (i) hold in trust for Lender all checks, cash and other items of payment received by Intermediate Parent or any such Related Person, and (ii) within one (1) Business Day after receipt by Intermediate Parent or any such Related Person of any checks, cash or other items of payment, deposit the same into the Trust Account to the extent required by the Trust Account Agreement and the Multi-Party Agreement, and otherwise to the Blocked Account. Intermediate Parent on behalf of itself and each Related Person acknowledges and agrees that all cash, checks or items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the Trust Account to the extent required by the Trust Account Agreement and the Multi-Party Agreement, and otherwise to the Blocked Account.

ANNEX D (Section 2.1(a))

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CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Lender in form and substance satisfactory to Lender on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Lender.

B. Revolving Note. Duly executed original of the Revolving Note dated the Closing Date.

C. Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

D. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Lender, in favor of Lender.

E. Security Interests and Code Filings. Evidence satisfactory to Lender that Lender has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Lender may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date) and Permitted Encumbrances.

F. Payoff Letter; Termination Statements. Copies of duly executed payoff letters, in form and substance reasonably satisfactory to Lender, by and between all parties to the each Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC 3 or other appropriate termination statements, in form and substance satisfactory to Lender, manually signed by each Prior Lender releasing all liens of such Prior Lender upon any of the personal property of each Credit Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of such Prior Lender or relating to the Prior Lender Obligations.

G. Intellectual Property Security Agreement. Duly executed original of the Intellectual Property Security Agreement dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, in form and substance reasonably satisfactory to Lender, together with all instruments, documents and agreements executed pursuant thereto.

H. Guaranty. Duly executed original of the Guaranty, dated the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

I. Multi-Party Agreement. Duly executed original of the Multi-Party Agreement, in form and substance reasonably satisfactory to Lender.

J. Trust Account Agreement. Duly executed original of the Trust Account Agreement, in form and substance reasonably satisfactory to Lender, which shall provide, without limitation, that Lender shall be a third-party beneficiary thereof.

K. Intentionally Omitted.

L. Required Procedures. Lender shall have received the Required Procedures, all in form and substance satisfactory to Lender.

M. Participations. Lender shall have received copies of each form of agreement pursuant to which Borrower has sold or proposes to sell any Note Participation, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct and complete copy thereof.

N. UCC Filing Authorization Letter. Lender shall have received a UCC Filing Authorization Letter, duly executed by Borrower and each Guarantor, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect Lender’s Liens in and to the Collateral, and Lender shall have received searches reflecting the filing of all such financing statements;

O. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Eligible SBA 7(a) Note Receivables of Borrower as of a date not more than seven (7) days prior to the Closing Date.

P. Initial Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

Q. Letter of Direction. Duly executed originals of a letter of direction from Borrower addressed to Lender with respect to the disbursement on the Closing Date of the proceeds of the initial Revolving Credit Advance.

R. Cash Management System; Blocked Account Agreements. Evidence satisfactory to Lender that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Lender, with the banks as required by Annex C.

S. Charter and Good Standing. For each Credit Party and each Pledgor that is not a Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of organization and (c) good standing certificates

(including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

T. Bylaws and Resolutions. For each Credit Party and each Pledgor that is not a Credit Party, (a) such Person’s bylaws (or the equivalent with respect to any limited liability company), together with all amendments thereto and (b) resolutions of such Person’s Board of Directors and stockholders, as applicable (or the equivalent with respect to any limited liability company), approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary (or the equivalent with respect to any limited liability company) as being in full force and effect without any modification or amendment.

U. Incumbency Certificates. For each Credit Party and each Pledgor that is not a Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary (or the equivalent with respect to any limited liability company) as being true, accurate, correct and complete.

V. Opinions of Counsel. Duly executed originals of opinions of Cozen O’Conner, counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Lender, each in form and substance reasonably satisfactory to Lender and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Lender, and to include in such opinion an express statement to the effect that Lender is authorized to rely on such opinion.

W. Pledge Agreement. Duly executed originals of the Pledge Agreement accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

X. Accountants’ Letters. A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Lender in accordance with Section 4.2.

Y. Appointment of Agent for Service. An appointment of CT Corporation as agent for service of process for Intermediate Parent and each of its Subsidiaries not organized in the state of New York.

Z. Officer’s Certificate. Lender shall have received duly executed originals of a certificate of the Chief Executive Officer and/or Chief Financial Officer of Intermediate Parent, dated the Closing Date, stating that, since December 31, 2004 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Credit Party; (e) before and after giving effect to the transactions contemplated by the Credit Agreement, each Credit Party will be Solvent, and (f) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Intermediate Parent or any of its Subsidiaries.

AA. Waivers. Lender shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Lender, in each case as required pursuant to Section 5.9.

BB. Parent Subordination Agreement. Lender shall have received the Parent Subordination Agreement, in form and substance reasonably satisfactory to Lender, in its sole discretion, as Lender shall have deemed necessary or appropriate with respect to the Parent Subordinated Debt.

CC. Employment Agreements. Lender shall have received certified copies of the Employment Agreements.

DD. Intentionally Omitted.

EE. Audited Financials; Financial Condition. Lender shall have received the final Financial Statements, Projections and other materials set forth in Section 3.4, certified by Intermediate Parent’s Chief Financial Officer, in each case in form and substance reasonably satisfactory to Lender, and Lender shall be satisfied, in its sole discretion, with all of the foregoing. Lender shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of Borrower and matters related thereto as Lender shall request.

FF. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Lender may reasonably request.

ANNEX E (Section 4.1(a)

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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrower shall deliver or cause to be delivered to Lender the following:

(a) Monthly Financials. Within thirty (30) days after the end of each Fiscal Month, financial information regarding Intermediate Parent and its Subsidiaries, certified by the Chief Financial Officer of Intermediate Parent, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a monthly basis, (B) a certification of the Chief Financial Officer of Intermediate Parent that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Intermediate Parent and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b) Quarterly Financials. Within forty five (45) days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding Intermediate Parent and its Subsidiaries, certified by the Chief Financial Officer of Intermediate Parent, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a Compliance Certificate showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Intermediate Parent that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Intermediate Parent and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year period then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or

Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Intermediate Parent shall deliver to Lender, within forty five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c) Operating Plan. As soon as available, but not later than thirty (30) days prior to the end of each Fiscal Year, an annual operating plan for Borrower on a consolidated and consolidating basis, approved by the Board of Directors of Borrower, for the following Fiscal Year, that (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows and a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d) Annual Audited Financials. Within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Intermediate Parent and its Subsidiaries on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Lender. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of Intermediate Parent that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Intermediate Parent and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e) Management Letters. Within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f) Default Notices. As soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h) Subordinated Debt and Equity Notices. As soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

(i) Supplemental Schedules. Supplemental disclosures, if any, required by Section 5.6.

(j) Litigation. Promptly upon learning thereof, written notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (vi) involves any product recall.

(k) Insurance Notices. Disclosure of losses or casualties required by Section 5.4.

(l) Lease Default Notices. To Lender, (i) within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, (ii) monthly within three (3) Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord or bailee waiver has not been obtained and (iii) such other notices or documents as Lender may request in its reasonable discretion; and

(m) Lease Amendments. Within two (2) Business Days after receipt thereof, copies of all material amendments to real estate leases.

(n) Hedging Agreements. To Lender within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

(o) SBA Notices. Within two (2) Business Days after receipt thereof, copies of any material notices from the SBA, including, without limitation, any notices relating to Borrower’s status as a preferred lender in any district or in connection with any Loan Guaranty Agreement.

(p) Trust Account Agreement Notices. Within one (1) Business Day after receipt by Borrower, or delivery by Borrower to Trustee, copies of any notice of termination of the Trust Account Agreement pursuant to Section 5.9 thereof. Borrower, upon the request of Lender, shall simultaneously deliver to Lender a copy of each Instruction (as defined in the Trust Account Agreement) delivered to the Trustee.

(q) Other Documents. Within two (2) Business Days after receipt thereof, such other financial and other information respecting any Credit Party’s business or financial condition as Lender shall, from time to time, reasonably request.

ANNEX F (Section 4.1(b))

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CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered to Lender the following:

(a) Borrower shall deliver to Lender on a daily basis notice of all claims, offsets, or disputes asserted by SBA 7(a) Loan Obligors with respect to SBA 7(a) Note Receivables;

(b) Upon Lender’s request, and in any event no less frequently than noon (New York time) on the second Business Day of each week, a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion, including, without limitation, (i) detailed information regarding SBA 7(a) Note Receivables and Borrower’s Accounts, including balance, status and collateral relating thereto, and (ii) with respect to any SBA 7(a) Loans originated by Borrower since delivery of the most recent Borrowing Base Certificate previously delivered hereunder, copies of financing statements to be filed with respect to the SBA 7(a) Loan Obligors for such SBA 7(a) Loans, a copy of the related security agreement, copies of the SBA authorization with respect to such SBA 7(a) Loans and copies of the organizational documents for the applicable SBA 7(a) Loan Obligors; provided that changes with respect to the determination of the amount of SBA 7(a) Note Receivables that are Eligible SBA 7(a) Note Receivables shall only be reflected in the Borrowing Base Certificates delivered in accordance with paragraph (e)(i) of this Annex F;

(c) Borrower shall deliver to Lender no later than 10:00 a.m. (New York time) of the Business Day immediately prior to any Note Sale Settlement Date, a Note Sale Report in substantially the form of Exhibit F, accompanied by the Broker-Dealer Confirmation and the Secondary Participation Agreement reflecting the anticipated sale of the subject SBA 7(a) Guaranteed Note Receivable and all instructions of Borrower to the purchaser or FTA with respect thereto and, if requested by Lender, copies of any other documents related to such sale;

(d) Borrower shall deliver to Lender on a bi-weekly basis delinquency reviews with respect to SBA 7(a) Loans that are sixty (60) or more days delinquent in its SBA 7(a) Loan portfolio.

(e) Borrower shall deliver to Lender monthly (not later than the third Business Day of each month):

(i) a Borrowing Base Certificate which includes (i) a detailed calculation of the Borrowing Base as of the last day of the preceding month, and (ii) detail regarding SBA 7(a) Note Receivables that are not Eligible SBA 7(a) Note Receivables;

(ii) copies of all SBA 7(a) Note Receivable Documents executed in connection with each SBA 7(a) Loan funded by Borrower during the preceding month;

(iii) aging reports for all SBA 7(a) Note Receivables and Borrower’s Accounts, in each case containing all information reasonably requested by Lender;

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(iv) a report of dispositions of SBA 7(a) Note Receivables, if any, and Net Sale Proceeds received, if any, during the prior month;

(v) a report detailing REO Property of Borrower, if any, and including such information as Lender may reasonably request.

(f) Borrower shall deliver to Lender monthly (or if Lender so determines, quarterly) credit policy reviews with respect to the Borrower;

(g) At the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E, a reconciliation of the outstanding Revolving Loan as set forth in the monthly Loan Account statement provided by Lender to Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its reasonable discretion;

(h) At the time of delivery of each of the annual Financial Statements delivered pursuant to Annex E, a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(i) Borrower, at its own expense, shall deliver to Lender such appraisals of its assets as Lender may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to Lender; and

(j) Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Lender shall from time to time request in its reasonable discretion.

F-2

ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Period
For the Fiscal Year ending December 31, 2005	$400,000
For the Fiscal Year ending December 31, 2006	$600,000
For the Fiscal Year ending December 31, 2007	$1,000,000
For the two Fiscal Quarters ending June 30, 2008	$500,000

(b) Minimum Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended (commencing with the Fiscal Quarter ending September 30, 2005) of not less than 1.25:1:00 for each Fiscal Quarter.

(c) Maximum Write-Off Percentage. Borrower’s Write-Off Percentage shall not exceed 6% for the twelve month period ended on any Fiscal Quarter during the Fiscal Year ending December 31, 2005; 5.5% for the twelve month period ended on any Fiscal Quarter during the Fiscal Year ending December 31, 2006; or 5% for the twelve month period ended on any Fiscal Quarter thereafter.

(d) Minimum Bad Loan Allowance Rate. Borrower and its Subsidiaries shall maintain provisions for write-offs with respect to any SBA 7(a) Loans in an amount that is not less than 4% of the aggregate outstanding principal and interest balance of the SBA 7(a) Loans as of the end of each Fiscal Month.

(e) Minimum Net Worth. Commencing with the Fiscal Month ending September 30, 2005, Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month set forth below, a Net Worth equal to or greater than the following:

At the end of each Fiscal Month ending on or before February 28, 2006	$8,000,000
At the end of each Fiscal Month ending on or before February 28, 2007	$8,500,000
At the end of each Fiscal Month ending on or before February 29, 2008	$9,300,000
At the end of each Fiscal Month thereafter	$11,100,000

G-1

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Borrower and Lender agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Borrower and Lender cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Lender or as of the last date of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to Lender.

G-2

ANNEX H (Section 11.10)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Lender, at

General Electric Capital Corporation

201 Merritt 7

Norwalk, Connecticut 06856

Attention: Newtek Account Manager

Telecopier No.: (203) 956 4239

Telephone No.: (203) 956 4419

with copies to:

Paul, Hastings, Janofsky & Walker LLP

1055 Washington Boulevard

Stamford, Connecticut 06901

Attention: Christopher H. Craig, Esq.

Telecopier No.: (203) 359-3031

Telephone No.: (203) 961-7496

and

General Electric Capital Corporation

201 Merritt 7

Norwalk, Connecticut 06856

Attention: Corporate Counsel - Commercial Finance

Telecopier No.: (203) 956-4001

Telephone No.: (203) 956-4000

(B)	If to Borrower, at

Newtek Small Business Finance, Inc.

462 Seventh Avenue, 14th Floor

New York, New York 10018

Attention: Peter Downs

Telecopier No.: (212) 643-0286

Telephone No.: (212) 356-9510

With copies to:

Cozen O’Conner

1667 K Street, NW, Suite 500

Washington, DC 20006-1605

H-1

Attention: Matthew G. Ash, Esq.

Telecopier No.: (202) 912-4880

Telephone No.: (202) 912-4810

and

Newtek Business Services, Inc.

100 Quentin Roosevelt Boulevard, Suite 408

Garden City, New York 11530

Attention: Michael Holden

Telecopier No.: (516) 794-1185

Telephone No.: (516) 390-2266

H-2

SCHEDULE 1.1

AGENT’S REPRESENTATIVES

Carol Rose

General Electric Capital Corporation

201 Merritt 7

Norwalk, Connecticut 06856

Telephone: 203-229-5705

Facsimile: 203-229-5787

H-3